EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT

EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT

THIS EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT (the “Agreement”) is entered into by and between the following parties effective as of January 21, 2012.

Party A: Science&Technology World Website Trade (Dalian) Co., Limited

Registered Address: _ Room 309-1,_No. 2B-44 ,Haitian Road, Bonded Zone, Dalian, China

Party B: Science&Technology World Network (Dalian) Co., Limited

Registered Address: Room914, Administrative Committee Office, Huayuankou Economic Zone, Dalian, China

(each a “Party” and collectively the “Parties”)

WHEREAS,

1.	Party A, a wholly foreign-owned enterprise duly established and validly existing under the laws of the PRC, possesses professional knowledge, facilities, resources and skills to provide Party B with technical consulting services relevant to the development and operation of Party B’s business.

2.	Party B, a limited liability company duly established and validly existing under the laws of the PRC agrees to accept the technical consulting services provided by Party A in accordance with this Agreement.

NOW THEREFORE, intending to be bound hereby, the Parties hereto agree as follows:

1.	Technical Consulting Services; Exclusivity

1.1	During the term of this Agreement, Party A shall provide the following technical consulting services to Party B in accordance with this Agreement:
(i)	Provision of advanced management skills to offer a framework for the construction of a new management platform;
(ii)	Provision of technology information and materials related to Party B’s business development and operation. The content of the technology information and documents may be enhanced or diminished during the performance of this Agreement and upon mutual agreement to address each Party’s requirements; and

 (iii) Training of technical and managerial personnel for Party B and provision of required training documents. Party A will send technologists and managerial personnel to Party B to provide related technology and training services as necessary.

EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT

1.2	Party B hereby agrees to accept the technical consulting services provided by Party A. Party B further agrees that, during the term of this Agreement, it shall not accept technical consulting and services from any other party without the prior written consent of Party A.

1.3	Party A shall be the sole and exclusive owner of all right, title and interests to any and all intellectual property rights arising from the performance of this Agreement, including but not limited to, copyrights, patent, know-how and commercial secrets, whether such intellectual property is developed by Party A or Party B.

2.	Consulting Fees

2.1	As consideration for the services provided by Party A under this Agreement, Party B shall pay a consulting fee to Party A equal to 85% of Party B’s annual net profit (the “Consulting Fee”).

2.2	In addition to the Consulting Fee mentioned above, Party B agrees to reimburse Party A for all necessary expenses related to the performance of this Agreement before the payment of such Consulting Fee, including but not limited to, travel expenses, expert fees, printing fees and mail costs.

2.3	Party B also agrees to reimburse Party A for taxes (not including income tax), customs and other expenditures related to Party A’s performance of this Agreement.

2.4	Party B shall pay such service fees to Party A on a year basis, with any over or underpayment by Party B to be reconciled once the annual net profit of Party B is determined at the end of Party B’s fiscal year. During the term of this Agreement, Party B shall make payments to Party A’s appointed bank account within three (3) working days after the end of the each a year, and the parties shall complete any reconciliation payment within three (3) days after the determination described in this Section 2.1. Party B shall send Party A a written report of service fees on a year basis. Party B shall fax or mail the copies of the remittance. In the event that Party B should fail to make timely payment of the Consulting Fee and other necessary expenses in accordance with this Agreement, Party B shall pay Party A a late fee based on ten percent (10%) compound annual interest from the date of such default.

2.5	Party B shall open a separate bank account for the Consulting Fees under this Agreement. Party A is entitled to appoint its own employee, PRC accountant or an international accountant to review or audit Party B’s account books in relation to the services provided hereunder from time to time. Any fees payable to such an accountant shall be paid by Party A. Party B shall provide any and all documents, account books, records, materials and information, as well as necessary assistance to the employee or accountant designated by Party A. The audit report issued by Party A’s employee shall be final and conclusive unless Party B gives written objection within seven (7) days after receiving such report. An audit report issued by Party A’s appointed accountant shall be deemed final and conclusive. Party A is entitled to serve Party B with a written request for payment at any time after receiving the audit report confirming the amount of the Consulting Fee. Party B shall pay within seven (7) days after receiving the notice in accordance with Article 2.4.

EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT

3.	Representations and Warranties

3.1	Representations and Warranties of Party A

Party A hereby represents and warrants as follows:

3.1.1	It has the power to enter into and perform this Agreement in accordance with its constitutional documents and business scope, and has taken all necessary action to obtain all consents and approvals necessary to execute and perform this Agreement.

3.1.2	The execution and performance of this Agreement by Party A does not and will not result in any violation of enforceable or effective laws or contractual limitations.

3.1.3	Upon execution, this Agreement shall constitute the legal, valid and binding obligation of Party A and may be enforceable in accordance with the terms hereof.

3.2	Representations and Warranties of Party B

Party B hereby represents and warrants as follows:

3.2.1	Party B is a company that is duly registered, validly existing under the laws of the PRC and is authorized to enter into this Agreement.

3.2.2	Party B has the power to execute and perform this Agreement in accordance with its constitutional documents and business scope, has taken all necessary action to obtain all consents and approvals necessary to execute and perform this Agreement and the execution and performance of this Agreement does not and will not result in any violation of enforceable or effective laws or contractual limitations.

3.2.3	Upon its execution, this Agreement shall constitute the legal, valid and binding obligation of Party B, enforceable against it in accordance with the terms hereof.

4.	Confidentiality

4.1	Party B agrees to use all reasonable and best efforts to protect and maintain the confidentiality of Party A’s confidential information received in connection with this Agreement. Party B shall not disclose, grant or transfer such confidential information to any third party. Upon termination of this Agreement Party B shall, upon Party A’s request, destroy or return to Party A any documents, materials or software containing any such confidential information, shall completely delete any such confidential information from any memory devices and shall not use or permit any third party to use such confidential information.

EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT

4.2	Pursuant to this Agreement, the term “confidential information” shall mean any technical information or business operation information which is unknown to the public, can bring about economic benefits, has practical utility and about which a Party has adopted secret-keeping measures.

4.3	Both Parties agree that the provisions of Article 4 shall survive notwithstanding the alteration, revocation or termination of this Agreement.

5.	Indemnities

5.1	Party B shall indemnify Party A against any loss, damage, liability or expenses suffered or incurred by Party A as a result of or arising out of any litigation, claim or compensation request relating to the technical consulting services provided by Party A to Party B under this Agreement.

6.	Effectiveness and Term of this Agreement

6.1	This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement shall be ten (10) years unless earlier termination as set forth in this Agreement or upon the mutual written agreement of the Parties hereto.

6.2	This Agreement may be extended prior to termination for one or more ten (10) year terms upon written notice by Party A, provided such extension is permitted by law and subject to the approval of the registration administration for the extension of Party B’s business duration. The parties will cooperate to renew this Agreement if such renewal is legally permitted at the time.

7.	Termination of the Agreement

7.1	The Agreement shall terminate automatically on the expiration date unless it is otherwise renewed in accordance with this Agreement.

7.2	Throughout the term of this Agreement, Party B may not terminate this Agreement absent of gross negligence, bankruptcy, fraud or illegal action on the part of Party A. Notwithstanding the above, Party A may terminate this Agreement by providing written notice to Party B thirty (30) days before such termination.

7.3	The rights and obligations of both Parties under Article 4 and Article 5 of this Agreement shall survive after the termination of this Agreement.

EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT

8.	Dispute Settlement

8.1	The Parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through mutual negotiation. In case no settlement can be reached through negotiation, either Party may submit such dispute to the China International Economic and Trade Arbitration Committee for arbitration according to its current effective arbitration rules. The arbitration shall be held in Beijing, PRC. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon the Parties.

9.	Force Majeure

9.1	A “Force Majeure Event” means any event which is out of the control of each party and that would be unavoidable or insurmountable even if the party affected by such event paid reasonable attention to it. Force Majeure Events shall include, but not be limited to, government actions, natural disasters, fire, explosion, typhoons, floods, earthquakes, tide, lightning or war. However, any lack of credit, assets or financing shall not be deemed a Force Majeure Event.

9.2	If the fulfillment of this Agreement is delayed or prevented due to a Force Majeure Event as defined above, the party affected by such a Force Majeure Event shall be free from any obligation to the extent of the delay or holdback. The party claiming the occurrence of a Force Majeure Event shall provide the other party with the steps of fulfilling the obligations of this Agreement.

9.3	Performance under this Agreement shall be suspended during the existence of such Force Majeure Event, provided the Party claiming the existence of the Force Majeure Event has notified the other Party of the existence of such Force Majeure Event and has used reasonable best efforts to perform under the Agreement. Both Parties further agree to use reasonable best efforts to resume performance of this Agreement if the reason for exemption has been corrected or remedied.

10.	Notices

10.1	Any notice or other communication under this Agreement shall be in Chinese and be sent to the addresses first written above or other addresses as may be designated from time to time by hand delivery or mail or facsimile. Any notice required or given hereunder shall be deemed to have been served: (a) on the same date if sent by hand delivery; (b) on the tenth date after posting if sent by air-mail, (c) on the fourth date if sent by the professional hand delivery which is acknowledged worldwide; and (d) the receipt date displayed on the transmission confirmation notice if sent by facsimile.

EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT

11.	Assignment

11.1	Party B may not assign or transfer any rights or obligations under this Agreement to any third party without prior written consent from Party A.

12.	Severability

12.1	If any of the terms of this Agreement are invalid, illegal or unenforceable, the validity and enforceability of the other terms hereof shall nevertheless remain unaffected.

13.	Amendments and Supplement

13.1	Any amendment or supplement of this Agreement shall be effective only if it is made in writing and signed by both Parties hereto. The amendment or supplement duly executed by the Parties hereto shall be made a part of this Agreement and shall have the same legal effect as this Agreement.

14. Governing Law

14.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of the PRC.

[THIS SPACE IS INTENTIONALLY LEFT BLANK]

EXCLUSIVE TECHNICAL CONSULTING SERVICE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Party A: Science&Technology World Website Trade (Dalian) Co., Limited

By:	Jiang Wei
Name:	Jiang Wei
Its:	Chief Executive Officer

Party B: Science&Technology World Network (Dalian) Co., Limited

By:	Jiang Wei
Name:	Jiang Wei
Its:	Chief Executive Officer

Page 7 of 7